Filed pursuant to Rule 424(b)(3)
File No. 333-196210

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 30, 2014)

TEUCRIUM SOYBEAN FUND
9,125,000 Shares

This supplement is to the prospectus of Teucrium Commodity Trust (the "Trust") dated June 30, 2014, which relates to 9,125,000 shares issued by the Teucrium Soybean Fund, a series of the Trust (the "Fund Shares"). The Fund Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-196210. This prospectus supplement should be read in its entirety and kept together with your prospectus for future reference.

Recent Developments

On August 18, 2014, the Trust filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 001-34765) (the "Form 10-Q"). The financial statements of the Fund for and as of the six months ended June 30, 2014 and 2013 and the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - The Teucrium Soybean Fund" that were included in the Form 10-Q reflect a change in presentation to correct an immaterial error in previously issued financial statements. Please see those portions of the Form 10-Q, as attached to this prospectus supplement, for more information regarding the change in presentation. The attached information updates and supplements, and should be read together with, the prospectus of the Trust dated June 30, 2014 relating to the Fund Shares, as supplemented from time to time.

Investing in the Fund involves significant risks. See "What Are the Risk Factors Involved with an Investment in the Fund?" beginning on page 14 of the prospectus. The Fund is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this prospectus supplement is September 15, 2014

TEUCRIUM SOYBEAN FUND
STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Equity in BNY Mellon trading accounts:
Cash and cash equivalents	$5,371,805	$3,765,791
Commodity futures contracts	4,762	-
Collateral, due from broker	197,475	400,752
Interest receivable	309	258
Other assets	45,863	45,500
Total assets	5,620,214	4,212,301

Liabilities
Commodity futures contracts	178,962	188,863
Management fee payable to Sponsor	4,133	3,491
Other liabilities	2,620	2,975
Total Liabilities	185,715	195,329

Net assets	$5,434,499	$4,016,972
Shares outstanding	225,004	175,004
Net asset value per share	$24.15	$22.95
Market value per share	$23.77	$22.81

The accompanying notes are an integral part of these financial statements.

TEUCRIUM SOYBEAN FUND
SCHEDULE OF INVESTMENTS
June 30, 2014
(Unaudited)

		Percentage of	Notional Amount
Description: Assets	Fair Value	Net Assets	(Long Exposure)

Cash equivalents
Money Market funds
Dreyfus Cash Management	$5,371,805	98.85%

Commodity futures contracts
United States soybean futures contracts
CBOT soybean futures NOV15 (33 contracts)	$4,762	0.09%	$1,893,375

		Percentage of	Notional Amount
Description: Liabilities	Fair Value	Net Assets	(Long Exposure)

Commodity futures contracts
United States soybean futures contracts
CBOT soybean futures NOV14 (33 contracts)	$93,362	1.72%	$1,909,463
CBOT soybean futures JAN15 (28 contracts)	85,600	1.58	1,629,600
Total commodity futures contracts	$178,962	3.30%	$3,539,063

The accompanying notes are an integral part of these financial statements.

TEUCRIUM SOYBEAN FUND
SCHEDULE OF INVESTMENTS
December 31, 2013

Description: Assets	Fair Value	Percentage of Net Assets

Cash equivalents
Money Market funds
Dreyfus Cash Management	$3,765,791	93.75%

Description: Liabilities	Fair Value	Percentage of Net Assets	Notional Amount (Long Exposure)

Commodity futures contracts
United States soybean futures contracts
CBOT soybean futures MAR14 (22 contracts)	$58,288	1.45%	$1,421,750
CBOT soybean futures MAY14 (19 contracts)	4,775	0.12	1,213,150
CBOT soybean futures NOV14 (25 contracts)	125,800	3.13	1,418,750
Total commodity futures contracts	$188,863	4.70%	$4,053,650

The accompanying notes are an integral part of these financial statements.

TEUCRIUM SOYBEAN FUND
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Income
Realized and unrealized gain (loss) on trading of commodity futures contracts:
Realized gain (loss) on commodity futures contracts	$216,475	$42,650	$242,575	$(174,925)
Net change in unrealized appreciation or depreciation on commodity futures contracts	(310,688)	13,513	14,663	153,563
Interest income	374	739	763	1,661
Total (loss) income	(93,839)	56,902	258,001	(19,701)

Expenses
Management fees	11,610	5,562	21,422	32,795
Professional fees	12,282	16,764	35,392	47,459
Distribution and marketing fees	12,746	34,844	17,696	80,744
Custodian fees and expenses	1,281	1,502	2,181	2,987
Business permits and licenses fees	6,852	2,821	8,832	5,611
General and administrative expenses	305	5,465	5,075	9,695
Brokerage commissions	-	1,911	1,800	3,801
Other expenses	1,234	2,223	2,634	4,618
Total expenses	46,310	81,092	95,032	187,710

Expenses waived by the Sponsor	-	(20,807)	-	(35,929)
Reimbursement of expenses previously waived	4,822	16,020	24,912	16,647

Total expenses, net	51,132	76,305	119,944	168,428

Net (loss) income	$(144,971)	$(19,403)	$138,057	$(188,129)

The accompanying notes are an integral part of these financial statements.

TEUCRIUM SOYBEAN FUND
STATEMENTS OF CHANGES IN NET ASSETS
(Unaudited)

	Six months ended	Six months ended
	June 30, 2014	June 30, 2013
Operations
Net income (loss)	$138,057	$(188,129)
Capital transactions
Issuance of Shares	1,843,304	1,859,169
Redemption of Shares	(563,834)	(1,784,498)
Total capital transactions	1,279,470	74,671
Net change in net assets	1,417,527	(113,458)

Net assets, beginning of period	$4,016,972	$6,636,175

Net assets, end of period	$5,434,499	$6,522,717

Net asset value per share at beginning of period	$22.95	$24.13

At end of period	$24.15	$23.72

The accompanying notes are an integral part of these financial statements.

TEUCRIUM SOYBEAN FUND
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended	Six months ended
	June 30, 2014	June 30, 2013
Cash flows from operating activities:
Net income (loss)	$138,057	$(188,129)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net change in unrealized appreciation or depreciation on commodity futures contracts	(14,663)	(153,563)
Changes in operating assets and liabilities:
Collateral, due from broker	203,277	226,663
Interest receivable	(51)	35
Other assets	(363)	1,419
Management fee payable to Sponsor	642	(467)
Other liabilities	(355)	1,076
Net cash provided by (used in) operating activities	326,544	(112,966)

Cash flows from financing activities:
Proceeds from sale of Shares	1,843,304	1,859,169
Redemption of Shares	(563,834)	(1,784,498)
Net cash provided by financing activities	1,279,470	74,671

Net change in cash and cash equivalents	1,606,014	(38,295)
Cash and cash equivalents, beginning of period	3,765,791	6,169,205
Cash and cash equivalents, end of period	$5,371,805	$6,130,910

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 1 - Organization and Operation

Teucrium Soybean Fund (referred to herein as "SOYB" or the "Fund") is a commodity pool that is a series of Teucrium Commodity Trust ("Trust"), a Delaware statutory trust formed on September 11, 2009. The Fund issues common units, called the "Shares," representing fractional undivided beneficial interests in the Fund. The Fund continuously offers Creation Baskets consisting of 25,000 Shares at their Net Asset Value ("NAV") to "Authorized Purchasers" through Foreside Fund Services, LLC, which is the distributor for the Fund (the "Distributor"). Authorized Purchasers sell such Shares, which are listed on the New York Stock Exchange ("NYSE") Arca under the symbol "SOYB," to the public at per-Share offering prices that reflect, among other factors, the trading price of the Shares on the NYSE Arca, the NAV of the Fund at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the Shares to the public, the supply of and demand for Shares at the time of sale, and the liquidity of the markets for soybean interests. The Fund's Shares trade in the secondary market on the NYSE Arca at prices that are lower or higher than their NAV per Share.

The investment objective of the Fund is to have the daily changes in percentage terms of the Shares' Net Asset Value ("NAV") reflect the daily changes in percentage terms of a weighted average of the closing settlement prices for six futures contracts for soybeans ("Soybean Futures Contracts") that are traded on the Chicago Board of Trade ("CBOT"). Except as described in the following paragraph, the six Soybean Futures Contracts will be: (1) second-to-expire CBOT Soybean Futures Contract, weighted 35%, (2) the third-to-expire CBOT Soybean Futures Contract, weighted 30%, and (3) the CBOT Soybean Futures Contract expiring in the November following the expiration month of the third-to-expire contract, weighted 35%.

The Fund commenced investment operations on September 19, 2011 and has a fiscal year ending December 31. The Fund's sponsor is Teucrium Trading, LLC (the "Sponsor"). The Sponsor is responsible for the management of the Fund. The Sponsor is a member of the National Futures Association (the "NFA") and became a commodity pool operator registered with the Commodity Futures Trading Commission (the "CFTC") effective November 10, 2009.

On June 17, 2011, the Fund's initial registration of 10,000,000 shares on Form S-1 was declared effective by the SEC. On September 19, 2011, the Fund listed its shares on the NYSE Arca under the ticker symbol "SOYB." On the business day prior to that, the Fund issued 100,000 shares in exchange for $2,500,000 at the Fund's initial NAV of $25 per share. The Fund also commenced investment operations on September 19, 2011 by purchasing soybean commodity futures contracts traded on the CBOT. On December 31, 2010, the Fund had four shares outstanding, which were owned by the Sponsor.

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the SEC and, therefore, do not include all information and footnote disclosures required under accounting principles generally accepted in the United States of America ("GAAP"). The financial information included herein is unaudited; however, such financial information reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the Fund's financial statements for the interim period. It is suggested that these interim financial statements be read in conjunction with the financial statements and related notes included in the Trust's Annual Report on Form 10-K, as well as the most recent Form S-1 filing, as applicable. The operating results for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year ending December 31, 2014.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") as detailed in the Financial Accounting Standards Board's Accounting Standards Codification.

Correction of immaterial error in previously issued financial statements.

Effective with the period ended June 30, 2014, expenses for the current and comparative periods are presented both gross and net of any expenses waived by or paid by the Sponsor that would have been incurred by the Funds ("expenses waived by the Sponsor"). In addition, certain expenses paid by the Sponsor on behalf of the Funds for the years ended December 31, 2012 and 2013 that were subject to possible recovery from the Funds in the following year, as had been previously disclosed in aggregate for the Trust in the Form 10-K for 2012 and 2013, have also been included in expenses and waived/reimbursed expenses in the year incurred by the Sponsor. These expenses, if reimbursed by the Funds to the Sponsor in 2013 or 2014 are then presented as a reimbursement of expenses previously waived. "Total expenses, net", which is after the impact of any expenses waived by or reimbursed to the Sponsor, are presented in the same manner as previously reported. There is, therefore, no impact to, or change in the Net gain or Net loss in any period for the Trust and each Fund as a result of this change in presentation.

Revenue Recognition

Commodity futures contracts are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized appreciation or depreciation on commodity futures contracts are reflected in the statements of operations as the difference between the original contract amount and the fair market value as of the last business day of the year or as of the last date of the financial statements. Changes in the appreciation or depreciation between periods are reflected in the statements of operations. Interest on cash equivalents and deposits with the Futures Commission Merchant are recognized on the accrual basis. The Fund earns interest on its assets denominated in U.S. dollars on deposit with the Futures Commission Merchant. In addition, the Fund earns interest on funds held at the custodian at prevailing market rates for such investments.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Income Taxes

For tax purposes, the Fund will be treated as a partnership. The Fund does not record a provision for income taxes because the partners report their share of the Fund's income or loss on their income tax returns. The financial statements reflect the Fund's transactions without adjustment, if any, required for income tax purposes.

The Fund is required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Fund files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions. The Fund is subject to income tax examinations by major taxing authorities for all tax years since inception. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized results in the Fund recording a tax liability that reduces net assets. Based on its analysis, the Fund has determined that it has not incurred any liability for unrecognized tax benefits as of June 30, 2014 and December 31, 2013. However, the Fund's conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analysis of and changes to tax laws, regulations, and interpretations thereof.

The Fund recognizes interest accrued related to unrecognized tax benefits and penalties related to unrecognized tax benefits in income tax fees payable, if assessed. No interest expense or penalties have been recognized as of and for the periods ended June 30, 2014 and 2013.

The Fund may be subject to potential examination by U.S. federal, U.S. state, or foreign jurisdictional authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with U.S. federal, U.S. state and foreign tax laws. The Fund's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Creations and Redemptions

Authorized Purchasers may purchase Creation Baskets consisting of 25,000 shares from the Fund. The amount of the proceeds required to purchase a Creation Basket will be equal to the NAV of the shares in the Creation Basket determined as of 4:00 p.m. New York time on the day the order to create the basket is properly received.

Authorized Purchasers may redeem shares from the Fund only in blocks of 25,000 shares called "Redemption Baskets." The amount of the redemption proceeds for a Redemption Basket will be equal to the NAV of the shares in the Redemption Basket determined as of 4:00 p.m. New York time on the day the order to redeem the basket is properly received.

The Fund receives or pays the proceeds from shares sold or redeemed within six business days after the trade date of the purchase or redemption. The amounts due from Authorized Purchasers are reflected in the Fund's statements of assets and liabilities as receivable for shares sold. Amounts payable to Authorized Purchasers upon redemption are reflected in the Fund's statements of assets and liabilities as payable for shares redeemed.

As outlined in the most recent Form S-1 filing, 50,000 shares represents two Redemption Baskets for the Fund and a minimum level of shares.

Allocation of Shareholder Income and Losses

Profit or loss is allocated among the shareholders of the Fund in proportion to the number of shares each shareholder holds as of the close of each month.

Cash Equivalents

Cash equivalents are highly-liquid investments with original maturity dates of six months or less at inception. The Fund reported its cash equivalents in the statements of assets and liabilities at market value, or at carrying amounts that approximate fair value, because of their highly-liquid nature and short-term maturities. The Fund has a substantial portion of its assets on deposit with banks. Assets deposited with the bank may, at times, exceed federally insured limits. The Fund had a balance of $5,371,805 and $3,765,791 in money market funds at June 30, 2014 and December 31, 2013, respectively; these balances are included in cash and cash equivalents on the statements of assets and liabilities.

Collateral, Due from/to Broker

Margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader's broker to initiate and maintain an open position in futures contracts. A margin deposit acts to assure the trader's performance of the futures contracts purchased or sold. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract. Brokerage firms, such as the Fund's clearing brokers, carrying accounts for traders in commodity interest contracts generally require higher amounts of margin as a matter of policy to further protect themselves. Over-the-counter trading generally involves the extension of credit between counterparties, so the counterparties may agree to require the posting of collateral by one or both parties to address credit exposure.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Ongoing or "maintenance" margin requirements are computed each day by a trader's clearing broker. When the market value of a particular open futures contract changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader's position. With respect to the Fund's trading, the Fund (and not its shareholders personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Calculation of Net Asset Value

The Fund's NAV is calculated by:

•Taking the current market value of its total assets and

•Subtracting any liabilities.

The administrator, the Bank of New York Mellon, calculates the NAV of the Fund once each trading day. It calculates the NAV as of the earlier of the close of the NYSE or 4:00 p.m. New York time. The NAV for a particular trading day is released after 4:15 p.m. New York time.

In determining the value of Soybean Futures Contracts, the administrator uses the CBOT closing price. The administrator determines the value of all other Fund investments as of the earlier of the close of the NYSE or 4:00 p.m. New York time. The value of over-the-counter soybean interests is determined based on the value of the commodity or futures contract underlying such soybean interest, except that a fair value may be determined if the Sponsor believes that the Fund is subject to significant credit risk relating to the counterparty to such soybean interest. For purposes of financial statements and reports, the Sponsor will recalculate the NAV where necessary to reflect the "fair value" of a Futures Contract when the Futures Contract closes at its price fluctuation limit for the day. Treasury securities held by the Fund are valued by the administrator using values received from recognized third-party vendors and dealer quotes. NAV includes any unrealized profit or loss on open soybean interests and any other income or expense accruing to the Fund but unpaid or not received by the Fund.

Market value per share represents the closing price on the last trading day of the quarter as reported by the NYSE Arca. If such a closing price is not available, the bid/ask midpoint at 4 p.m. as reported by the NYSE Arca was used.

Sponsor Fee and Allocation of Expenses

The Sponsor is responsible for investing the assets of the Fund in accordance with the objectives and policies of the Fund. In addition, the Sponsor arranges for one or more third parties to provide administrative, custodial, accounting, transfer agency and other necessary services to the Fund. For these services, the Fund is contractually obligated to pay a monthly management fee to the Sponsor, based on average daily net assets, at a rate equal to 1.00% per annum.

The Fund generally pays for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, registration or other fees paid to the SEC, the Financial Industry Regulatory Authority ("FINRA"), formerly the National Association of Securities Dealers, or any other regulatory agency in connection with the offer and sale of subsequent Shares after its initial registration and all legal, accounting, printing and other expenses associated therewith. The Fund also pays its portion of the fees and expenses associated with the Trust's tax accounting and reporting requirements. Certain aggregate expenses common to all Funds managed by the Sponsor are allocated to each Fund based on activity drivers deemed most appropriate by the Sponsor for such expenses. The Sponsor can elect to waive certain fees or expenses that would generally be paid for by the Fund. All asset-based fees and expenses are calculated on the prior day's net assets.

For the year ended December 31, 2013, there were approximately $60,500 of expenses recorded in the financial statements of the Sponsor which were subject to reimbursement by SOYB in 2014. At that time, the Sponsor had determined that recovery of the expense amounts was not probable. For the three and six months ended June 30, 2014, asset growth and other changes experienced by SOYB enabled the Sponsor to claim reimbursement of $4,822 and $24,912 respectively from the Fund. These amounts are reflected in the statements of operations for the three and six months ended June 30, 2014 as a reimbursement of previously waived expenses.

For the year ended December 31, 2012, there were approximately $65,300 of expenses recorded in the financial statements of the Sponsor which were subject to reimbursement by SOYB in 2013. At that time, the Sponsor had determined that recovery of the expense amounts was not probable. For the three and six months ended June 30, 2013, asset growth and other changes experienced by SOYB enabled the Sponsor to claim reimbursement of $16,020 and $16,647 respectively from the Fund. These amounts are reflected in the statements of operations for the three and six months ended June 30, 2013 as a reimbursement of previously waived expenses.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value - Definition and Hierarchy

In accordance with U.S. GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

In determining fair value, the Fund uses various valuation approaches. In accordance with U.S. GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Fund. Unobservable inputs reflect the Fund's assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into six levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Fund in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Fund's own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Fund uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy. When such a situation exists on a quarter close, the Sponsor will calculate the NAV on a particular day using the Level 1 valuation, but will later recalculate the NAV for the impacted Fund based upon the valuation inputs from these alternative verifiable sources (Level 2 or Level 3) and will report such NAV in its applicable financial statements and reports.

For the quarter ended March 31, 2014, Soybean Futures Contracts traded on the CBOT which will settle on November 13, 2015 (the "NOV15 Soybean Contracts") did not, in the opinion of the Trust and SOYB, trade in an actively traded futures market as defined in the policy of the Trust and SOYB for the entire period during which they were held. Accordingly, the Trust and SOYB have classified these as a Level 2 liability for the period ended March 31, 2014. The NOV15 Soybean Contracts were, in the opinion of the Trust and SOYB, fairly valued at settlement on March 31, 2014. These transferred back to a Level 1 liability for the quarter ended June 30, 2014.

For the quarter ended March 31, 2013, The Soybean Futures Contracts traded on the CBOT which will settle on November 14, 2014 (the "NOV14 Soybean Contracts") did not, in the opinion of the Trust and SOYB, trade in an actively traded futures market as defined in the policy of the Trust and SOYB for the entire period during which they were held. Accordingly, the Trust and SOYB have classified these as a Level 2 liability for the period ended March 31, 2013. The NOV14 Soybean Contracts were, in the opinion of the Trust and SOYB, fairly valued at settlement on March 31, 2013. These transferred back to a Level 1 liability for the quarter ended June 30, 2013.

The Fund records its derivative activities at fair value. Gains and losses from derivative contracts are included in the statements of operations. Derivative contracts include futures contracts related to commodity prices. Futures, which are listed on a national securities exchange, such as the Chicago Board of Trade ("CBOT") or the New York Mercantile Exchange ("NYMEX"), or reported on another national market, are generally categorized in Level 1 of the fair value hierarchy. OTC derivatives contracts (such as forward and swap contracts) which may be valued using models, depending on whether significant inputs are observable or unobservable, are categorized in Levels 2 or 3 of the fair value hierarchy.

Net Income (Loss) per Share

Net income (loss) per share is the difference between the NAV per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net income (loss) per weighted average unit. The weighted average units are equal to the number of units outstanding at the end of the period, adjusted proportionately for units created or redeemed based on the amount of time the units were outstanding during such period.

New Accounting Pronouncements

The FASB issued ASU No, 2013-07, "Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting. The amendments in this Update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. The adoption did not have a significant impact on the financial statements disclosures for the Trust or the Funds.

The FASB issued ASU No, 2013-10, "Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in this Update permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption did not have a significant impact on the financial statements disclosures for the Trust or the Funds.

The FASB issued ASU No. 2013-08, "Financial Services-Investment Companies (Topic 946)-Amendments to the Scope, Measurement, and Disclosure Requirements". ASU No. 2013-08 affects the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. ASU 2013-08 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013. The adoption did not have a material impact on the financial statements for the Trust or the Funds.

Note 3 - Fair Value Measurements

The Fund's assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy as described in the Fund's significant accounting policies in Note 2. The following table presents information about the Fund's assets and liabilities measured at fair value as of June 30, 2014 and December 31, 2013:

June 30, 2014

				Balance as of
Assets:	Level 1	Level 2	Level 3	June 30, 2014
Cash equivalents	$5,371,805	$-	$-	$5,371,805
Commodity futures contracts	4,762	-	-	4,762
Total	$5,376,567	$-	$-	$5,376,567

				Balance as of
Liabilities:	Level 1	Level 2	Level 3	June 30, 2014
Commodity futures contracts	$178,962	$-	$-	$178,962

December 31, 2013

				Balance as of
Assets:	Level 1	Level 2	Level 3	December 31, 2013
Cash equivalents	$3,765,791	$-	$-	$3,765,791

				Balance as of
Liabilities:	Level 1	Level 2	Level 3	December 31, 2013
Commodity futures contracts	$188,863	$-	$-	$188,863

Transfers into and out of each level of the fair value hierarchy for the NOV15 Soybean Contracts for the six months ended June 30, 2014 were as follows:

	Transfers	Transfers	Transfers	Transfers	Transfers	Transfers
	into	out of	into	out of	into	out of
	Level 1	Level 1	Level 2	Level 2	Level 3	Level 3
Liabilities (at fair value)
Derivative contracts
Soybean future contracts	$12,075	$12,075	$12,075	$12,075	$-	$-

Transfers into and out of each level of the fair value hierarchy for the NOV14 Soybean Contracts for the six months ended June 30, 2013 were as follows:

	Transfers	Transfers	Transfers	Transfers	Transfers	Transfers
	into	out of	into	out of	into	out of
	Level 1	Level 1	Level 2	Level 2	Level 3	Level 3
Liabilities (at fair value)
Derivative contracts
Soybean future contracts	$6,850	$6,850	$6,850	$6,850	$-	$-

Note 4 -Derivative Instruments and Hedging Activities

In the normal course of business, the Fund utilizes derivative contracts in connection with its proprietary trading activities. Investments in derivative contracts are subject to additional risks that can result in a loss of all or part of an investment. The Fund's derivative activities and exposure to derivative contracts are classified by the following primary underlying risks: interest rate, credit, commodity price, and equity price risks. In addition to its primary underlying risks, the Fund is also subject to additional counterparty risk due to inability of its counterparties to meet the terms of their contracts. For the six months ended June 30, 2014 and 2013, the Fund invested only in commodity futures contracts.

Futures Contracts

The Fund is subject to commodity price risk in the normal course of pursuing its investment objectives. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date.

The purchase and sale of futures contracts requires margin deposits with a Futures Commission Merchant ("FCM"). Subsequent payments (variation margin) are made or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded as unrealized gains or losses by the Fund. Futures contracts may reduce the Fund's exposure to counterparty risk since futures contracts are exchange-traded; and the exchange's clearinghouse, as the counterparty to all exchange-traded futures, guarantees the futures against default.

The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM's proprietary activities. A customer's cash and other equity deposited with an FCM are considered commingled with all other customer funds subject to the FCM's segregation requirements. In the event of an FCM's insolvency, recovery may be limited to the Fund's pro rata share of segregated customer funds available. It is possible that the recovery amount could be less than the total of cash and other equity deposited.

The following table discloses information about offsetting assets and liabilities presented in the statements of assets and liabilities to enable users of these financial statements to evaluate the effect or potential effect of netting arrangements for recognized assets and liabilities. These recognized assets and liabilities are presented as defined in the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") No. 2011-11 "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities" and subsequently clarified in FASB ASU 2013-01 "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities."

The following table also identifies the fair value amounts of derivative instruments included in the statements of assets and liabilities as derivative contracts, categorized by primary underlying risk as of June 30, 2014 and December 31, 2013.

Offsetting of Financial Assets and Derivative Assets as of June 30, 2014

	(i)	(ii)	(iii) = (i) - (ii)	(iv)		(v) = (iii) - (iv)

Gross Amount Not Offset in the
Statement of Assets and Liabilities
		Gross Amount	Net Amount
		Offset in the	Presented in the
	Gross Amount	Statement of	Statement of
	of Recognized	Assets and	Assets and	Financial	Cash Collateral
Description	Assets	Liabilities	Liabilities	Instruments	Received	Net Amount
Commodity price
Soybean futures contracts	$4,762	$-	$4,762	$4,762	$-	$-

Offsetting of Financial Liabilities and Derivative Liabilities as of June 30, 2014

	(i)	(ii)	(iii) = (i) - (ii)	(iv)		(v) = (iii) - (iv)

Gross Amount Not Offset in the
Statement of Assets and Liabilities
		Gross Amount	Net Amount
		Offset in the	Presented in the
	Gross Amount	Statement of	Statement of
	of Recognized	Assets and	Assets and	Financial	Cash Collateral
Description	Liabilities	Liabilities	Liabilities	Instruments	Pledged	Net Amount
Commodity price
Soybean futures contracts	$178,962	$-	$178,962	$4,762	$174,200	$-

Offsetting of Financial Liabilities and Derivative Liabilities as of December 31, 2013

	(i)	(ii)	(iii) = (i) - (ii)	(iv)		(v) = (iii) - (iv)

Gross Amount Not Offset in the
Statement of Assets and Liabilities
		Gross Amount	Net Amount
		Offset in the	Presented in the
	Gross Amount	Statement of	Statement of
	of Recognized	Assets and	Assets and	Financial	Cash Collateral
Description	Liabilities	Liabilities	Liabilities	Instruments	Pledged	Net Amount
Commodity price
Soybean futures contracts	$188,863	$-	$188,863	$-	$188,863	$-

The following is a summary of realized and unrealized gains and losses of the derivative instruments utilized by the Fund:

Three months ended June 30, 2014

	Realized Gain on	Net Change in Unrealized Loss
Primary Underlying Risk	Derivative Instruments	on Derivative Instruments
Commodity price
Commodity futures contracts	$216,475	$(310,688)

Three months ended June 30, 2013

	Realized Gain on	Net Change in Unrealized Gain
Primary Underlying Risk	Derivative Instruments	on Derivative Instruments
Commodity price
Commodity futures contracts	$42,950	$13,513

Six months ended June 30, 2014

	Realized Gain on	Net Change in Unrealized Gain
Primary Underlying Risk	Derivative Instruments	on Derivative Instruments
Commodity price
Commodity futures contracts	$242,575	$14,663

Six months ended June 30, 2013

	Realized Loss on	Net Change in Unrealized Gain
Primary Underlying Risk	Derivative Instruments	on Derivative Instruments
Commodity price
Commodity futures contracts	$(174,925)	$153,563

Volume of Derivative Activities

The notional amounts and number of contracts categorized by primary underlying risk, commodity price risk, are included in the schedule of investments as of June 30, 2014 and December 31, 2013.

Note 5 - Financial Highlights

The following tables present per unit performance data and other supplemental financial data for the six months ended June 30, 2014 and 2013. This information has been derived from information presented in the financial statements. This information has been derived from information presented in the financial statements and is presented with total expenses gross of expenses waived by the Sponsor and with total expenses net of expenses waived by the Sponsor, as appropriate.

	Six months ended	Six months ended
Per Share Operation Performance	June 30, 2014	June 30, 2013
Net asset value at beginning of period	$22.95	$24.13
Income from investment operations:
Investment income	-	0.01
Net realized and unrealized gain on commodity futures contracts	1.88	0.19
Total expenses, net	(0.68)	(0.61)
Net increase (decrease) in net asset value, net of expenses waived by the Sponsor	1.20	(0.41)
Net asset value at end of period	$24.15	$23.72
Total Return	5.23%	(1.70)%
Ratios to Average Net Assets
Total expenses	4.42%	5.73%
Total expenses, net	5.58%	5.14%
Net investment loss	(5.54)%	(5.09)%

Total returns are calculated based on the change in value during the period. An individual shareholder's total return and ratios may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from the Fund. The ratios have been annualized.

The financial highlights per share data are calculated using the average of the daily shares outstanding for the reporting period, which is inclusive of the last day of the period under report. The asset-based per share data in the financial highlights are calculated using the prior day's net assets consistent with the methodology used to calculate asset-based fees and expenses.

Note 6 - Organizational and Offering Costs

Expenses incurred in organizing of the Trust and the initial offering of the Shares of the Fund, including applicable SEC registration fees were borne directly by the Sponsor. The Fund will not be obligated to reimburse the Sponsor.

Note 7 - Subsequent Events

The subsequent events have been reviewed through the date of this filing. The following subsequent events transpired for the Fund:

On June 30, 2014, KPMG LLP ("KPMG") acquired certain assets of ROTHSTEIN-KASS, P.A. (d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates ("Rothstein Kass"), the independent registered public accounting firm for the Teucrium Commodity Trust (the "Trust"), the Teucrium Corn Fund, the Teucrium Natural Gas Fund, the Teucrium WTI Crude Oil Fund, the Teucrium Soybean Fund, the Teucrium Sugar Fund, the Teucrium Wheat Fund, and the Teucrium Agricultural Fund (collectively, the "Funds"). As a result of this transaction, on June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Trust and the Funds. Concurrent with such resignation, the authorized officers of Teucrium Trading, LLC, the Sponsor of the Trust and the Funds (the "Sponsor"), approved the engagement of KPMG as the new independent registered public accounting firm for the Trust and the Funds subject to KPMG completing its standard client evaluation procedures and accepting the engagement. On July 7, 2014, the Trust filed a Form 8-K, dated June 30, 2014, with information regarding the KPMG acquisition and the impact to the Trust and the Funds. Effective July 29, 2014 KPMG completed its client evaluation procedures and accepted the engagement; a Form 8-K was filed on August 1, 2014 stating such.

From July 1, 2014 through August 1, 2014, the following changes of 10% or greater occurred in Shares Outstanding, NAV per share and Total Net Assets for the Fund: the Shares Outstanding for the Fund decreased from 225,004 to 175,004; this represents a 22.22% decrease. This decrease in shares, in conjunction with an 8.32% decrease in the NAV per share, resulted in a decrease in Total Net Assets of $1,560,460 or 28.71%.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The Teucrium Soybean Fund

The investment objective of the Fund is to have the daily changes in percentage terms of the Shares' Net Asset Value ("NAV") reflect the daily changes in percentage terms of a weighted average of the closing settlement prices for three futures contracts for soybeans ("Soybean Futures Contracts") that are traded on the Chicago Board of Trade ("CBOT"). Except as described in the following paragraph, the three Soybean Futures Contracts will be: (1) second-to-expire CBOT Soybean Futures Contract, weighted 35%, (2) the third-to-expire CBOT Soybean Futures Contract, weighted 30%, and (3) the CBOT Soybean Futures Contract expiring in the November following the expiration month of the third-to-expire contract, weighted 35%.

For the period ended June 30, 2014, the Fund had a total loss of $(93,839) for the quarter ended and a total income of $258,001 for the six months ended, compared to total income of $56,902 for the quarter ended and a total loss of $(19,701) for the six months ended June 30, 2013. The change in total income was driven by a change in the value of the underlying commodity contracts which generated realized and unrealized losses or income. The NAV per share of the Fund increased from $23.72 on June 30, 2013 and $22.95 on December 31, 2013 to $24.15 on June 30, 2014, but decreased from $24.67 on March 31, 2014. The NAV per share in the three months ended June 30, 2013 had increased $0.07, a change which is reflected in the income for that quarter. Realized gain or loss on trading of commodity futures contracts is a function of: 1) the change in the price of the particular contracts sold as part of a "roll" in contracts as the nearest to expire contracts are exchanged for the appropriate contract given the investment objective of the fund, 2) the change in the price of particular contracts sold in relation to redemption of shares, 3) the gain or loss associated with rebalancing trades which are made to ensure conformance to the benchmark and 4) the number of contracts held and then sold for either circumstance aforementioned. Unrealized gain or loss on trading of commodity futures contracts is a function of the change in the price of contracts held on the final date of the period versus the purchase price for each contract and the number of contracts held in each contract month. The Sponsor has a static benchmark as described above and trades futures contracts to adhere to that benchmark and to adjust for the creation or redemption of shares.

The change in the NAV per share when compared to the period ending June 30, 2013 has been driven principally by updates to the USDA's outlook for soybean prices, supply and demand. In general, the USDA's estimate of soybean production in the United States for the crop year 2013-14 is improved over 2012-2013 production which was impacted by the drought in the Midwest. A summary of the USDA's most recent monthly report, which was released on July 11, 2014, is presented in the Market Outlook section of this filing.

Total expenses gross of expenses waived by the Sponsor and reimbursement to the Sponsor for previously waived expenses ("Total expenses") were $46,310 compared to $81,092 for the quarters ended June 30, 2014 and June 30, 2013 and $95,032 compared to $187,710 for the six months ended June 30. This decrease of $34,782 for the quarter, year over year, was driven principally by decreases in the management fee and distribution and marketing fees, with other expense categories remaining generally flat. The approximately $4,000 decrease in the management fee was a result of lower average assets under management in the 2014 period than in 2013. The $22,000 or 63% decrease in marketing and distribution fees is a result of expense reduction efforts undertaken by the Sponsor and lower average net assets relative to the other Funds than in 2013. The decrease of $4,500 in professional fees is a result of a decrease in the daily expense accruals to account for decreases in fees for auditing, tax preparation and legal services apportioned to the Fund.

The decrease of $92,700 in total expenses, year over year, was driven principally by decreases in the management fee, $11,400, professional fees, $12,000 and distribution and marketing fees, $63,000. The decrease in the management fee was a result of lower average assets under management in the 2014 period than in 2013. The decrease in professional fees is a result of a decrease in the daily expense accruals to account for decreases in fees for auditing, tax preparation and legal services apportioned to the Fund. The decrease in distribution and marketing fees is the result of expense reduction efforts undertaken by the Sponsor and lower assets under management relative to the other Funds. The decrease in brokerage commissions in the current period reflects the Sponsor's most current estimate, taking into account contract rolls. The management fee is calculated at an annual rate of 1% of the Fund's daily average net assets.

The Sponsor has the ability to elect to pay certain expenses on behalf of the Fund or waive the management fee. This election is subject to change by the Sponsor, at its discretion. For the three and six month periods ended June 30, 2014, there were no expenses which generally would have been paid by the Fund but were waived by the Sponsor; thus, all fees were paid by the Fund. For the three and six month periods ended June 30, 2013, the Sponsor paid approximately $20,800 and $35,900, respectively, in expenses on behalf of the Fund.

Total expenses net of expenses waived by the Sponsor and reimbursement to the Sponsor for previously waived expenses ("Total expenses, net") for the period ended June 30, 2014, were $51,132 compared to $76,305 for the quarter ended June 30, 2013 and $119,944 compared to $168,428 for the six months ended June 30.

The total expense ratio gross of expenses waived by the Sponsor for the six month period ended June 30, 2014 was 4.42% while it was 5.73% for the period ended June 30, 2013. The total expense ratio net of expenses waived by the Sponsor for the six month period ended June 30, 2014 was 5.58% while it was 5.14% for the period ended June 30, 2013. This slightly higher expense ratio net of expenses paid by the Sponsor was driven by a decrease in average net assets, offset partially by a decrease in total expenses. The expense ratio in the second quarter of 2014 was, however, reduced from that in the first. In addition, effective June 1, 2014, the Sponsor has targeted the annualized expense ratio of 2.80%, excluding the management fee, which should reduce further the annual expense ratio from the six-month levels.

Other than the management fee payable to the Sponsor and the brokerage commissions, most of the expenses incurred by the Fund are associated with the day-to-day operation of the Fund and the necessary functions related to regulatory compliance. These are generally based on contracts, which extend for some period of time and up to one year, or commitments regardless of the level of assets under management. The structure of the Fund and the nature of the expenses are such that as total net assets grow, there is a scalability of expenses that may allow the total expense ratio to be reduced. However, if total net assets for the Fund fall, the net expense ratio of the Fund will increase unless additional reductions are made by the Sponsor to the daily expense accrual. The Sponsor can elect to adjust the daily expense accruals at its discretion based on market conditions and other Fund considerations.

For the year ended December 31, 2013, there were approximately $60,500 of expenses recorded in the financial statements of the Sponsor which were subject to reimbursement by SOYB in 2014. At that time, the Sponsor had determined that recovery of the expense amounts was not probable. For the three and six months ended June 30, 2014, asset growth and other changes experienced by SOYB enabled the Sponsor to claim reimbursement of $4,822 and $24,912 respectively from the Fund. These amounts are reflected in the statements of operations for the three and six months ended June 30, 2014 as a reimbursement of previously waived expenses.

For the year ended December 31, 2012, there were approximately $65,300 of expenses recorded in the financial statements of the Sponsor which were subject to reimbursement by SOYB in 2013. At that time, the Sponsor had determined that recovery of the expense amounts was not probable. For the three and six months ended June 30, 2013, asset growth and other changes experienced by SOYB enabled the Sponsor to claim reimbursement of $16,020 and $16,647 respectively from the Fund. These amounts are reflected in the statements of operations for the three and six months ended June 30, 2013 as a reimbursement of previously waived expenses.

Shares outstanding decreased by approximately 18% period over period from 275,004 on June 30, 2013 to 225,004 on June 30, 2014. Shares outstanding increased by 29% on June 30, 2014 compared to December 31, 2013 and March 31, 2014.

The seasonality patterns for soybean futures prices are impacted by a variety of factors. These include, but are not limited to, the harvest in the fall, the planting conditions in the spring, and the weather throughout the critical germination and growing periods. Prices for soybean futures are affected by the availability and demand for substitute agricultural commodities, including corn and wheat. The price of soybean futures contracts is also influenced by global economic conditions, including the demand for exports to other countries. Such factors will impact the performance of the Fund and the results of operations on an ongoing basis. The Sponsor cannot predict the impact of such factors.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes "forward-looking statements" which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus supplement that address activities, events or developments that will or may occur in the future, including such matters as movements in the commodities markets and indexes that track such movements, the Fund's operations, plans of Teucrium Trading, LLC (the "Sponsor") and references to the Fund's future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See "What Are the Risk Factors Involved with an Investment in the Fund?" beginning on page 14 of the prospectus. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Fund's operations or the value of its Shares.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the Federal securities laws, the Sponsor undertakes no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this prospectus supplement, as a result of new information, future events or changed circumstances or for any other reason after the date of this prospectus supplement.